Exhibit 10.12

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

EACH OF THE SELLERS LISTED ON ANNEX I,

TOPS MBO CORPORATION,

and

TOPS HOLDING II CORPORATION,

Dated as of November 14, 2013

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ii

ANNEXES

Annex I – List of Sellers and Share Information

EXHIBITS

Exhibit A – Contribution and Purchase Agreement

Exhibit B – Form of Share Transfer Document

SCHEDULES

Schedule 1.01(a) – Funded Indebtedness

Schedule 2.01 – Purchase Price

Schedule 10.01 – Payment of Certain Expenses

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of November 14, 2013 (this “Agreement”), is made by and among each of the Persons listed on Annex I under the heading of “Seller” (each, a “Seller” and, collectively, the “Sellers”), Tops MBO Corporation, a Delaware corporation (the “Purchaser”), and Tops Holding II Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Sellers own, directly or indirectly, the issued and outstanding shares (“Shares”) of common stock, par value $0.001 per share, of the Company as set forth in Annex I;

WHEREAS, certain management holders of Shares wish to contribute to the Purchaser substantially all of their Shares in a tax free rollover pursuant to the Contribution and Purchase Agreement (as defined herein) attached hereto as Exhibit A;

WHEREAS, the Sellers wish to sell to the Purchaser and the Company, and the Purchaser and the Company wish to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Sellers and the Company acknowledge that notice pursuant to the FTC Order (as defined below) was given to the Federal Trade Commission on October 9, 2013.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties (as defined below) hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“A&M Agreement” means that certain letter agreement, dated as of September 25, 2012, between MS Capital Partners Adviser Inc. and Tops Holding.

“ABL Facility” means one or more credit facilities provided under that certain Amended and Restated Credit Agreement dated as of December 14, 2012 by and among Tops Markets, LLC, the other borrowers party thereto from time to time, the guarantors party thereto from time to time, the lenders and other parties party thereto from time to time and Bank of America, N.A., as administrative agent, as amended, restated, modified, renewed, restructured, supplemented, replaced or refinanced from time to time.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and, with respect to the Purchaser, includes the Company from and after the Closing.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any note, bond, mortgage, deed of trust, indenture, guarantee, lease, sublease, license, franchise, permit, purchase order, agreement, understanding, arrangement, contract, commitment, or other legally binding instrument or obligation (whether oral or written).

“Contribution and Purchase Agreement” means that certain Contribution and Purchase Agreement among Purchaser and the Principal Management Holders, dated as of the date hereof, pursuant to which: (a) each of the Principal Management Holders will exchange substantially all of their shares of the Company for shares of the Purchaser; and (b) the Principal Management Holders have committed to purchase additional shares of Purchaser, the proceeds of which will be used by Purchaser to purchase Shares from the Sellers under this Agreement.

“control” (including the terms “controlled by”, “controlling” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar Tax imposed by any Governmental Authority upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by the Sellers to the Purchaser in connection with the execution and delivery of, and forming a part of, this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, deed of trust, lien, encumbrance, charge, option, right or restriction of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FTC Order” means the order issued by the Federal Trade Commission of the United States of America on June 30, 2011 (Docket No. C-4295) to Tops Markets LLC and Morgan Stanley Capital Partners V U.S. Holdco LLC.

“Funded Indebtedness” means the Indebtedness of the Company and its Subsidiaries outstanding as of the Closing under the ABL Facility, the HoldCo Notes, the OpCo notes and other indebtedness as set forth on Schedule 1.01(a), together with any accrued interest, penalties, expenses, prepayment fees or other amounts related thereto.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied, in effect from time to time.

“Governmental Authority” means any foreign, federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, department, office or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, settlement, ruling or award issued, entered or made, as applicable, by or with any Governmental Authority.

“HoldCo Notes” means the $150,000,000 aggregate principal amount of 8.750%/9.500% Senior Notes due 2018, issued pursuant to the HoldCo Notes Indenture.

“HoldCo Notes Indenture” means the Indenture, dated as of May 15, 2013, between the Company and U.S. Bank National Association, as trustee, as amended or supplemented from time to time.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) any obligations for the deferred purchase price of property or services with respect to which the such Person is liable, contingently or otherwise, including any so-called “earn-out” or similar payments or obligations (other than accounts payable arising in the ordinary course of business), (d) any commitment by which any of the Company or its Subsidiaries assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit to the extent drawn), (e) any obligations guaranteed in any manner by the Company or its Subsidiaries (including guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which the Company or its Subsidiaries are liable, contingently or otherwise and (g) obligations under swaps, hedges or similar instruments.

“Law” means any foreign, federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities, and obligations of any kind or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, asserted or unasserted or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of Sellers to perform their obligations under this Agreement on a timely basis, except in each case if and to the extent that any such effect consists of or results from (a) any change affecting economic, financial or political conditions generally (global, national or regional, as applicable) provided the Company and its Subsidiaries are not disproportionately affected thereby, (b) any change affecting the industry in which the Company and its Subsidiaries operate, provided the Company and its Subsidiaries are not disproportionately affected thereby, (c) the identification of the Purchaser as the entity acquiring Shares, (d) any action contemplated by this Agreement, or (e) any event, circumstance, change or effect that results from any action taken by or at the written request of the Purchaser or its Affiliates.

“Monitoring Agreement” means the Transaction and Monitoring Fee Agreement, dated as of November 30, 2007, among Tops Holding, MS Alternatives Funding, Inc. and HSBC Private Equity Advisors LLC, as in effect on the date hereof.

“Morgan Stanley” means Morgan Stanley & Co. LLC.

“MSCPV” means Morgan Stanley Capital Partners V U.S. Holdco LLC.

“OpCo Notes” means the $460,000,000 aggregate principal amount of 8.875% Senior Secured Notes due 2017, issued pursuant to the OpCo Notes Indenture.

“OpCo Notes Indenture” means the Indenture, dated as of December 20, 2012, between Tops Holding LLC, Tops Markets LLC, the guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent, as amended or supplemented from time to time.

“Owned Company Share Amount” means the amount of the Purchase Price to be paid for the outstanding Shares owned by a Seller and acquired by the Company pursuant to this Agreement, which amount is set forth opposite such Seller’s name on Annex I under the heading “Owned Company Share Amount”.

“Owned Purchaser Share Amount” means the amount of the Purchase Price to be paid for the outstanding Shares owned by a Seller and acquired by the Purchaser pursuant to this Agreement, which amount is set forth opposite such Seller’s name on Annex I under the heading “Owned Purchaser Share Amount”.

“Party” shall mean each of the Sellers, the Purchaser and the Company, and “Parties” shall mean all of them.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

“Principal Management Holders” means John Barrett, Lynne Burgess, Francis Curci, Kevin Darrington, William Mills and John Persons.

“Purchase Price Bank Accounts” means the bank accounts in the United States to be designated by each Seller in written notices to the Purchaser and the Company at least two (2) Business Days prior to the Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement of the Company, dated as of May 15, 2013.

“Subsidiary” means, with respect to any Person, any other entity in which such Person, directly or indirectly, owns greater than 50% of the equity interests thereof or has the power to elect or direct the election of greater than 50% of the members of the governing body of such entity, or otherwise has control over such entity.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, capital gain, gross receipts, windfall profits, severance, property, production, license, excise, net worth, franchise, capital, employment, payroll, severance, stamp, occupation, environmental, escheat, withholding, social security contributions and other taxes, duties and similar imposts of any kind whatsoever, whether disputed or not, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Governmental Authority, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Tops Holding” means Tops Holding LLC, a Delaware limited liability company, f/k/a Tops Holding Corporation, f/k/a Hank Holding Corporation.

SECTION 1.02 Definitions. In addition to the terms defined in Section 1.01, the following defined terms have the meanings set forth in the locations identified below:

Defined Term	Location
“Agreement”	Preamble
“Backstop Debt Financing”	Section 5.03
“Backstop Debt Financing Affiliates”	Section 10.09
“Backstop Debt Financing Commitment”	Section 5.03
“Backstop Debt Financing Lenders”	Section 5.03
“Bankruptcy and Equity Exception”	Section 3.01(a)
“BOA”	Section 4.05(b)
“Borrowers”	Section 5.03
“Closing”	Section 2.03
“Closing Date”	Section 2.03
“Company”	Preamble

“Company Acquired Shares”	Section 2.01
“Consent Solicitation”	Section 6.08(a)
“Consent Solicitation Documents”	Section 6.08(a)
“Equity Financing”	Section 4.05(b)
“Equity Financing Commitment”	Section 4.05(b)
“Financing”	Section 4.05(b)
“Financing Agreements”	Section 6.03(a)
“Loan Financing”	Section 4.05(b)
“Loan Financing Documentation”	Section 4.05(b)
“Maximum Premium”	Section 6.07(b)
“MLPFS”	Section 5.03
“M&A Letter”	Section 5.04
“Purchase Price”	Section 2.02
“Purchaser”	Preamble
“Purchaser Acquired Shares”	Section 2.01
“Released Claim”	Section 6.06
“Released Party”	Section 6.06
“Sellers”	Preamble
“Shares”	Recitals
“Tail Policy”	Section 6.07(b)
“Termination Date”	Section 9.01(a)

SECTION 1.03 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Annex, Schedule or Exhibit, such reference is to an Article or Section of, or an Annex, Schedule or Exhibit to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not in any way affect the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form;

(viii) references to a Person are also to its successors and permitted assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x) all references to the Purchaser, the Sellers, the Company and its Subsidiaries and their respective Affiliates shall include each of their respective permitted successors.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement with sophisticated legal counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such other section to the extent that it is reasonably apparent on the face of the disclosure, notwithstanding the omission of any cross-reference(s), that it is applicable to such other Section of the Disclosure Schedule. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) each of the Sellers shall sell to the Purchaser, free and clear of all Encumbrances (other than Encumbrances created by the Purchaser or its Affiliates), and the Purchaser shall purchase from each of the Sellers, all of such Seller’s right, title and interest in the Shares held beneficially or of record by such Seller as set forth opposite such Seller’s name under the heading “Purchaser Acquired Shares” in Annex I (the “Purchaser Acquired Shares”), and (ii) the Sellers shall sell to the Company, free and clear of all Encumbrances (other than Encumbrances created by the Purchaser or its Affiliates), and the Company shall purchase from the Sellers, all of such Seller’s right, title and interest in the Shares held beneficially or of record by such Seller as set forth opposite such Seller’s name under the heading “Company Acquired Shares” in Annex I (the “Company Acquired Shares”). The number of Shares held beneficially and of record by each Seller is set forth opposite such Seller’s name under the heading “Total Shares Owned” in Annex I.

SECTION 2.02 Purchase Price. The aggregate purchase price for the Shares referred to in clauses (i) and (ii) in Section 2.01 shall be the amount set forth on Schedule 2.02 (such amount, the “Purchase Price”), payable in cash. The Purchase Price shall be paid to the Sellers in accordance with Section 2.05(b) and Section 2.06.

SECTION 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the second (2nd) Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.04 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser (or its designee) or the Company:

(a) stock certificates representing the Shares being sold under this Agreement, together with a written instrument of transfer executed by each Seller, transferring such Seller’s Shares to the Purchaser or the Company, as applicable, substantially in the form attached hereto as Exhibit B;

(b) a certificate from the Company, in form and substance as prescribed by the U.S. Treasury regulations promulgated under Section 1445 of the Code, stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(c) a receipt for the amount received by such Seller pursuant to Section 2.05(b) and Section 2.06;

(d) the certificate referenced in Section 8.02(a)(iii);

(e) evidence that the Company and its Subsidiaries have terminated the A&M Agreement, provided that such termination will not affect the obligation of Company and its Subsidiaries to pay any amounts due under such agreement prior to the termination date;

(f) a written consent of the existing board of directors of each of the Company, Tops Holding, LLC and Tops Markets, LLC electing new directors of each of those companies, effective as of the Closing, such new directors being identified in writing by the Purchaser at least one (1) Business Day prior to the Closing; and

(g) the written resignations, effective as of the Closing, of each director of the Company, Tops Holding, LLC and Tops Markets, LLC identified in writing by the Purchaser at least one (1) Business Day prior to the Closing.

SECTION 2.05 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to:

(a) the Sellers the certificate referenced in Section 8.01(a)(iii); and

(b) each Seller such Seller’s Owned Purchaser Share Amount by wire transfer of immediately available funds to the applicable Purchase Price Bank Account.

SECTION 2.06 Closing Deliveries by the Company. At the Closing, the Company (or its designee, which may be the Purchaser on behalf of the Company) shall deliver to each Seller such Seller’s Owned Company Share Amount by wire transfer of immediately available funds to the applicable Purchase Price Bank Account.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally, but not jointly, hereby represents and warrants to the Purchaser as to itself and not as to any other Seller, subject to such exceptions as may be disclosed in the Disclosure Schedule as follows as of the date hereof and as of the Closing Date:

SECTION 3.01 Organization, Authority and Qualification of the Sellers.

(a) If such Seller is MSCPV: MSCPV is duly organized and licensed, validly existing and in good standing (or having comparable active status) under the Laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by MSCPV of this Agreement, the performance by MSCPV of its obligations hereunder and the consummation by MSCPV of the transactions contemplated hereby have been duly authorized by all requisite action on the part of MSCPV. This Agreement has been duly executed and delivered by MSCPV, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligations of MSCPV, enforceable against MSCPV in accordance with their terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b) If such Seller (other than MSCPV) is not a natural person: such Seller is duly organized and licensed, validly existing and in good standing (or having comparable active status) under the Laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms subject to the effects of the Bankruptcy and Equity Exception.

(c) If such Seller is a natural person: such Seller has the requisite legal capacity to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms subject to the effects of the Bankruptcy and Equity Exception.

SECTION 3.02 No Conflict. Assuming that all consents, approvals and authorizations in respect of Funded Indebtedness have been obtained, and all filings and notifications with respect to the FTC Order have been made, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, does not and will not (a) if such Seller is not a natural person, violate, conflict with or result in the breach of its certificate of formation and limited partnership agreement or limited liability company agreement, as applicable (or similar organizational documents), (b) conflict with or violate any Law or Governmental Order applicable to such Seller, or (c) conflict with, violate, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, result in the acceleration of, create in any Person the right to terminate or modify, or require any consent, notice, authorization, approval or payment under, any Contract to which such Seller is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to materially and adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 3.03 Shares. The Shares set forth opposite such Seller’s name on Annex I under the heading “Total Shares Owned” are owned of record and beneficially and directly, free and clear of all Encumbrances other than those imposed by the Shareholders’ Agreement. Other than the Shareholders’ Agreement and pursuant to the governing documents of any Indebtedness with respect to the Company and its Subsidiaries, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to such Shares.

SECTION 3.04 Litigation. There is no Action by or against such Seller pending or, to such Seller’s knowledge, threatened before any Governmental Authority that has or would reasonably be expected to have a material and adverse effect on such Seller’s ownership of Shares, or which could affect the legality, validity or enforceability of, or ability of such Seller to perform, this Agreement or the consummation of the transactions contemplated hereby. Such Seller is not subject to any outstanding Governmental Order that could prevent or delay the Closing.

SECTION 3.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from such Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date:

SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms subject to the effects of the Bankruptcy and Equity Exception.

SECTION 4.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar or related organizational and governing documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, require any notice or payment under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which the Purchaser is a party except, in the case of clauses (b) and (c), as would not reasonably be expected to materially and adversely affect the ability of the Purchaser to carry out its obligations under and to consummate the transactions contemplated by this Agreement. The Purchaser is not an “employee benefit plan” as defined in ERISA, whether or not subject to ERISA, or a “plan” as defined in Section 4975 of the Code and none of the Purchaser’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code or any substantially similar federal, state or municipal Law) “plan assets” for purposes of 29 CFR Section 2510.3-101 as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority other than compliance with any consents, approvals, authorizations, filings and notifications under any applicable antitrust, competition, or trade regulation Law, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

SECTION 4.04 Investment Purpose. The Purchaser is acquiring the Purchaser Acquired Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws. The Purchaser agrees that the Purchaser Acquired Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Purchaser is able to bear the economic risk of holding the Purchaser Acquired Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.05 Financing.

(a) Subject to the funding of the Loan Financing, the Purchaser will have available at the Closing all funds necessary to (i) pay the portion of the Purchase Price payable by the Purchaser pursuant to Section 2.05(b) hereof and all other amounts payable hereunder, (ii) pay any fees and expenses payable by the Purchaser in connection with the transactions contemplated hereby and (iii) satisfy any of its payment obligations hereunder.

(b) The Purchaser has delivered to the Sellers true and complete copies of (i) an executed Contribution and Purchase Agreement (including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement) (the “Equity Financing Commitment”), pursuant to which the Principal Management Holders have committed to provide the Purchaser with equity financing in an aggregate amount of $4,300,000 (the “Equity Financing”); and (ii) fully negotiated loan documentation (the “Loan Financing Documentation”) provided by Bank of America, N.A. (“BOA”) pursuant to which, assuming execution of and performance under such Loan Financing Documentation, BOA will provide the Purchaser with debt financing in an aggregate amount of $12,300,000 at the Closing (the “Loan Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, the Equity Financing Commitment has not been amended or modified. As of the date of this Agreement and as of the Closing, the Loan Financing Documentation has not been amended or modified.

(c) The Equity Financing Commitment, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto. To the knowledge of the Purchaser, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under any term or condition of the Equity Financing Commitment. The Purchaser has fully paid any and all fees required by BOA under the Loan Financing Documentation to be paid on or before the date of this Agreement. The Financing, when funded in accordance with the Equity Financing Commitment and the Loan Financing Documentation, will be sufficient for the Purchaser to acquire the Purchaser Acquired Shares as contemplated by this Agreement and to pay all related fees and expenses payable by the Purchaser associated therewith. The Equity Financing Commitment does not contain conditions to closing not included in Article VIII as a condition to the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, assuming the accuracy of the Sellers’ representations and warranties in Article III and the Company’s representations and warranties in Article IV, the Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied upon satisfaction (or to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII or that the Financing will not be available to the Purchaser.

SECTION 4.06 Litigation. No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of, or ability of the Purchaser to perform, this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.08 Independent Investigation; Representations of the Sellers and Company.

(a) The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries. In entering into this Agreement, the Purchaser acknowledges that, with respect to the Sellers, it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties set forth in Article III and Article IV.

(b) The Purchaser hereby acknowledges and agrees that other than the representations and warranties made in Article III and Article IV, none of the Company or its Subsidiaries, any Seller, their respective Affiliates, or any of their respective officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries, including as to (A) merchantability or fitness for any particular use or purpose, (B) the operation of the Company and its Subsidiaries by the Purchaser after the Closing in any manner other than as used and operated as of the date of this Agreement or (C) the probable success or profitability of the Company and its Subsidiaries after the Closing and (D) none of the Company or its Subsidiaries, any Seller, their respective Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any Liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Company or its Subsidiaries, including any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms”, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to the Sellers and the Purchaser as of the date hereof and as of the Closing Date:

SECTION 5.01 Organization and Authority of the Company. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject to the effects of the Bankruptcy and Equity Exception.

SECTION 5.02 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):

(a) the fair saleable value (determined on a going concern basis) of the assets of the Company and the Company’s Subsidiaries will be greater than the total amount of the Liabilities of the Company and the Company’s Subsidiaries (including all Liabilities disclosed to the Purchaser by the Sellers and the Company under this Agreement, whether or not reflected in a balance sheet prepared in accordance with GAAP);

(b) the Company and the Company’s Subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(c) the Company and the Company’s Subsidiaries will have adequate capital to carry on their respective businesses and all businesses as currently conducted.

SECTION 5.03 Backstop Debt Financing. The Company has delivered to Sellers true and complete copies of an executed commitment letter (including (A) all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement and (B) any associated fee letter in redacted form) (together, the “Backstop Debt Financing Commitment”) from BOA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any of its designated affiliates (“MLPFS” and together with BOA the “Backstop Debt Financing Lenders”), pursuant to which the Backstop Debt Financing Lenders have committed to provide the Company’s Subsidiaries, Tops Holding, Tops Markets, LLC and Tops Markets II Corporation (collectively the “Borrowers”) with debt financing in an aggregate amount of up to

$460,000,000 (the “Backstop Debt Financing”). As of the date of this Agreement, (x) the Backstop Debt Financing Commitment has not been amended or modified; and (y) the commitments contained in the Backstop Debt Financing Commitment have not been withdrawn, modified or rescinded in any respect.

SECTION 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries, other than (i) any fees which may be due to Morgan Stanley under that certain engagement letter, dated June 5, 2012, between Morgan Stanley and Tops Markets, LLC, as terminated by letter agreement between them, dated October 17, 2012 (the “M&A Letter”) and (ii) that certain engagement letter, dated November 9, 2013, between Merrill Lynch, Pierce, Fenner & Smith Incorporated and Tops Markets LLC.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Conduct of Business Prior to the Closing.

(a) Except as permitted or required by this Agreement or by applicable Law (or as otherwise agreed by the Purchaser), the Sellers covenant and agree that they shall cause the Company and its Subsidiaries not to, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries, (B) make any payments or transfer any amounts or assets to, or assume any Liabilities of, any Seller or any of such Seller’s Affiliates (other than the Company and its Subsidiaries), other than (1) in connection with the A&M Agreement and (2) the payment of monitoring fees and the reimbursement of reasonable expenses pursuant to the Monitoring Agreement or (C) waive any amount due to it from any Seller;

(ii) amend its organizational or governing documents;

(iii) split, combine or reclassify its outstanding equity interests, or repurchase, redeem or otherwise acquire any of its equity interests or any securities, commitments or rights convertible into or exchangeable or exercisable for any of its equity interests outside of the ordinary course of business and consistent with past practice; or

(iv) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(b) The Purchaser covenants and agrees that, without the prior consent of the Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing, the Purchaser shall direct its Affiliates to cause the

Company and its Subsidiaries (to the extent that Purchaser’s Affiliates have the authority and control over the applicable action) to, (a) conduct its business in the ordinary course in all material respects, (b) use its commercially reasonable efforts to preserve intact, in all material respects, the business organization of the Company and its Subsidiaries, (c) use its commercially reasonable efforts to continue their respective marketing and promotional activities, and purchasing and pricing policies, and (d) use its commercially reasonable efforts to preserve the goodwill associated with the Company and its Subsidiaries, including preserving their respective relationships with employees, material customers and suppliers and other material business relations.

SECTION 6.02 Regulatory and Other Authorizations; Notices and Consents. Each Party shall (i) promptly seek all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) promptly provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection therewith. The Purchaser will pay all fees or make other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

SECTION 6.03 Financing.

(a) The Purchaser shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be reasonably required, to arrange and consummate the Financing as soon as practicable after the date of this Agreement and, in any event, on or prior to the Closing on the terms and subject only to the conditions contained in the Equity Financing Commitment and the Loan Financing Documentation, including (i) maintaining (x) the Equity Financing Commitment and negotiating and executing definitive agreements with respect thereto on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding, and (y) the Loan Financing Documentation (the “Financing Agreements”); (ii) using reasonable best efforts to satisfy on a timely basis all conditions in the Equity Financing Commitment and the Loan Financing Documentation that are within the Purchaser’s control to be satisfied and using reasonable best efforts to cause the financial institutions providing the Loan Financing to fund the Loan Financing; (iii) fully enforcing its rights under the Equity Financing Commitment and (iv) drawing upon and consummating the Loan Financing, if available to be drawn upon and consummated. The Purchaser shall provide Sellers with a copy of the Financing Agreements as soon as practicable, but no later than two (2) business days, after their execution.

(b) The Purchaser shall not agree to or permit any material amendment, supplement or other modification of, or waive any of its rights under, the Equity Financing Commitment or the Financing Agreements without the Sellers’ prior written consent, not to be unreasonably withheld, except that the Purchaser may amend, supplement or otherwise modify any of the foregoing if such amendment, supplement or other modification would not impair or delay the funding of the Loan Financing or the Closing.

(c) If any portion of the Loan Financing becomes unavailable on the terms and conditions contained in the Loan Financing Documentation, the Purchaser shall promptly notify the Sellers, and the Purchaser shall use its commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, commitments on terms that will enable the Purchaser to consummate the transactions contemplated by this Agreement and that are not less favorable in the aggregate (as determined by the Purchaser in its reasonable judgment) to the Purchaser than those contained in the Loan Financing Documentation. The Purchaser shall deliver to the Sellers complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any amended, supplemented, modified or replacement commitments shall provide the Purchaser with any portion of the Financing; provided that the Purchaser may redact from any such copies the fee amounts and pricing information payable to their Financing sources.

(d) Each of the Sellers shall, and shall cause the Company and its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and the Company and its Subsidiaries independent accountants, legal counsel and other advisors to, provide such reasonable cooperation in connection with the arrangement of the Loan Financing as may be reasonably requested by the Purchaser or their Financing sources, including (i) reasonably facilitating the pledging of the Shares in connection with the Loan Financing, and (ii) using commercially reasonable efforts to obtain accountants’ “comfort letters”, accountants’ consent letters, legal opinions, and other customary documentation as reasonably requested by the Purchaser; provided that none of the Sellers nor any of their Affiliates shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing.

(e) The Purchaser shall keep the Sellers reasonably informed on a timely basis of any material developments relating to the Financing.

(f) The Sellers understand that a significant portion of the Purchase Price will be financed with proceeds of the Loan Financing, which will be provided by third party sources. The Sellers accordingly acknowledge that the obligations of the Purchaser under this Section 6.03 do not require the Purchaser or any of its Affiliates to provide the Loan Financing or the Backstop Debt Financing themselves if such third party sources fail to provide the Loan Financing or the Backstop Debt Financing or to guarantee that such third party sources will provide the Loan Financing or the Backstop Debt Financing but only requires that the Purchaser use its reasonable best efforts to arrange and consummate the Loan Financing.

SECTION 6.04 Notifications. Until the earlier to occur of the Closing and the termination of this Agreement, the Sellers and the Purchaser shall promptly notify the other Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in either Section 8.01(a) or Section 8.02(a), as applicable, becoming incapable of being satisfied or any representation or warranty contained in Article III, Article IV, or Article V, as applicable, becoming untrue.

SECTION 6.05 Further Action.

(a) The Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. The Sellers shall cause the Company to perform its obligations under this Agreement. The Company shall pay any amounts owed to third party service providers as a result of the transactions contemplated by this Agreement.

(b) Each of the Parties shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all necessary consents required to be obtained by it from third parties (other than Governmental Authorities) in connection with the transactions contemplated by this Agreement. Each of the Parties shall, and shall cause its Affiliates to, provide reasonable assistance to the other party in obtaining such consents, including (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such third parties. The Parties acknowledge and agree that (i) neither the Sellers nor the Purchaser nor any of their Affiliates shall have any obligation to pay money or give any guarantee or other consideration in connection with obtaining the consents or approvals referred to in this Section 6.05(b); and (ii) the obligations of the Parties to consummate the transactions contemplated by this Agreement are not conditioned upon the consents, approvals or other requirements referred to in this Section 6.05(b).

(c) From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, will cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by another Party to make effective the transactions contemplated by this Agreement. Without limiting the foregoing, upon reasonable request of the Purchaser, each Seller shall and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required to sell, transfer, assign, convey and deliver (x) to the Purchaser all right, title and interest in and to such Seller’s Purchaser Acquired Shares and (y) to the Company such Seller’s Company Acquired Shares.

SECTION 6.06 Release. Effective as of the Closing, the Company hereby irrevocably and unconditionally releases and forever discharges each Seller and any officers, directors, stockholders, partners, Affiliates, employees, agents, and attorneys, and each Seller, on behalf of itself and each of its Affiliates, hereby irrevocably and unconditionally releases and forever discharges each of the Company and its Subsidiaries, and any officers, directors, stockholders, partners, Affiliates, employees, agents, and attorneys and each of them (each, a “Released Party”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands, whether known or unknown, suspected or unsuspected, both at law and in equity, which such other Party or any of its Affiliates, or any of their respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Released Party arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date (all of the foregoing collectively referred to herein as the “Released Claims”) and agree not to bring or threaten to bring or otherwise join in any Released Claim against the Released Parties; provided that the foregoing shall not apply to claims based on fraud, or any claim under or resulting from any breach of any representation in Article III or any covenant in Article VI or Article VII of this Agreement.

SECTION 6.07 D&O Insurance.

(a) For a period of six (6) years commencing from the Closing Date, the certificate of incorporation or by-laws of the Company shall contain provisions no less favorable relating to exculpation and indemnification with respect to actions and omissions occurring prior to and on the Closing Date (including in connection with this Agreement and the transactions contemplated hereby) than are set forth in any of the Company’s certificate of incorporation or by-laws as in effect as of the date of this Agreement to the extent relating to the exculpation or indemnification of current or former directors and officers of the Company, which provisions shall be for the benefit of and enforceable by each current or former director or officer of the Company with respect to all losses arising out of any acts or omissions, in each case, in their respective capacities as officers or directors occurring prior to and on the Closing Date (including in connection with this Agreement and the transactions contemplated hereby).

(b) At or prior to the Closing, the Company shall purchase a “tail” policy or extended reporting period providing for the extension of the officers’ and directors’ liability insurance covering the Persons who are presently covered by the Company’s officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to and on the Closing Date, from the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and on terms which are no less favorable to such Persons than the terms of such current insurance in effect for the Company prior to the Closing with respect to any act, omission, breach of any duty or any matter claimed against an officer or director of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby) (the “Tail Policy”). The Tail Policy shall provide coverage for a period of six (6) years after the Closing Date; provided, however, that in no event shall the annualized cost for such coverage exceed 110% of the last annual premium paid by the Company for its directors’ and officers’ liability insurance policy prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annualized cost equal to or less than the Maximum Premium, the Company shall obtain that amount of coverage required under this Section 6.07(b) which is obtainable for an annualized cost equal to the Maximum Premium.

SECTION 6.08 Consent Solicitation.

(a) Promptly following the date hereof, the Company shall, and the Company shall cause its Subsidiaries to, seek consents to an amendment or waiver of one or more covenants in the OpCo Notes and the OpCo Notes Indenture (the “Consent Solicitation”) relating to the applicable “change of control” provisions and related provisions, on such terms and conditions, including pricing terms, that are specified, from time to time, by the Company and its

Subsidiaries, and the Sellers shall assist the Company and its Subsidiaries in connection therewith. Notwithstanding the foregoing, the closing of the Consent Solicitation shall be conditioned on the occurrence of the Closing, and the Parties shall use their reasonable best efforts to cause the Consent Solicitation to close on or prior to the Closing Date. The Company and its Subsidiaries, the Purchaser and the Sellers shall jointly prepare all necessary and appropriate documentation in connection with the Consent Solicitation, including the consent solicitation statements and other related documents (collectively, the “Consent Solicitation Documents”). The Sellers and the Purchaser shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives to, provide all cooperation reasonably requested by the Company in connection with the preparation of the Consent Solicitation Documents and the consummation of the Consent Solicitation. Notwithstanding anything to the contrary in this Section 6.08, the Company, its Subsidiaries, the Purchaser and the Sellers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the Consent Solicitation. To the extent that the provisions of any applicable Law conflict with this Section 6.08, the Company, the Sellers and Purchaser shall comply with the applicable law and shall not be deemed to have breached their respective obligations hereunder by such compliance.

(b) Except as expressly contemplated by the Consent Solicitation Documents, the Company shall not, and shall cause each of its Subsidiaries not to, without the Sellers’ and the Purchaser’s prior written consent, amend, waive, extend or agree to pay any amount in connection with the Consent Solicitation with respect to the OpCo Notes or the OpCo Notes Indenture. All reasonable out-of-pocket fees and expenses incurred by the Company in connection with the activities set forth in this Section 6.08 shall be paid by the Company when and to the extent such fees and expenses become due and payable. The Company shall indemnify and hold harmless each Seller and the Purchaser and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the Consent Solicitation and any information contained in the Consent Solicitation Documents in connection therewith, except (A) with respect to information supplied by such Seller, the Purchaser, and/or any of their Affiliates or representatives in writing specifically for inclusion or incorporation by reference therein and (B) to the extent such losses and damages arise from the intentional misconduct of such Seller, the Purchaser, or any of their directors, employees or other representatives.

SECTION 6.09 Backstop Debt Financing.

(a) In the event that MSCPV reasonably believes that the required approval under the Consent Solicitation will not be achieved, the Company shall, upon the prior written request of MSCPV, cause the Borrowers to consummate the Backstop Debt Financing in accordance with the Backstop Debt Financing Commitment.

(b) Upon receipt of the notice referred to in Section 6.09(a), the Company shall cause the Borrowers to use reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be reasonably required, to arrange and consummate the

Backstop Debt Financing as soon as practicable after the date of this Agreement and, in any event, on or prior to the Closing on the terms and subject only to the conditions contained in the Backstop Debt Financing, including (i) maintaining the Backstop Debt Financing Commitment and negotiating and executing definitive agreements with respect thereto on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding; (ii) satisfying on a timely basis all conditions in the Backstop Debt Financing Commitment that are within the Borrowers’ control to be satisfied and to cause the financial institutions providing the Backstop Debt Financing to fund the Backstop Debt Financing; (iii) fully enforcing its rights under the Backstop Debt Financing Commitment and (iv) drawing upon and consummating the Backstop Debt Financing. The Company shall provide the Purchaser and the Sellers with a copy of the Financing Agreements as soon as practicable, but no later than two (2) business days, after their execution.

SECTION 6.10 Survival. The representations, warranties and covenants of the Parties contained in this Agreement, together with the right of the Parties to bring an action based upon a breach of any such representations, warranties and covenants, will survive the Closing Date until the expiration of the applicable statute of limitations.

SECTION 6.11 Termination of Engagement Letter. MSCPV, on behalf of the Sellers, and the Purchaser shall negotiate with Morgan Stanley such that Morgan Stanley (on behalf of itself and its beneficiaries, successors and assigns) will provide a termination letter, in form and substance reasonably acceptable to MSCPV and the Purchaser, pursuant to which all continuing obligations of the parties under the M&A Letter, including any obligation to pay any further Transaction Fee (as defined in the M&A Letter) in connection with the Closing or any other transaction, will terminate upon payment by Tops Markets, LLC, of $5,500,000 to Morgan Stanley; such payment to occur within thirty (30) days of the Closing.

ARTICLE VII

TAX MATTERS

SECTION 7.01 Tax Cooperation and Exchange of Information. The Sellers’ and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and its Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns of the Company and its Subsidiaries or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and the Purchaser shall make themselves (and their respective employees and the employees of the Company and its Subsidiaries) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.01. Each of the Sellers and the Purchaser shall retain all of its respective Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company and any of its Subsidiaries for any taxable period that includes the Closing Date and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extension or waivers thereof. Any information obtained under this Section 7.01 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.02 Conveyance Taxes. Any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally between the Purchaser and the Sellers. The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to comply with any filing requirements with respect to Conveyance Taxes.

SECTION 7.03 Tax Covenants. Neither the Purchaser nor any Affiliate of the Purchaser shall take, or after the Closing cause or permit the Company or any of its Subsidiaries to take, any action or omit to take any action which could increase the Sellers’ or any of their respective Affiliates’ liability for Taxes.

SECTION 7.04 Withholding. Notwithstanding any other provision in this Agreement, neither the Company nor the Purchaser shall have the right to deduct and withhold any Taxes from any payments to be made hereunder.

SECTION 7.05 Miscellaneous. For Tax purposes, the Parties agree to treat all payments made pursuant to any indemnification obligation under this Agreement as adjustments to the Purchase Price unless otherwise required by applicable Law.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01 Conditions to Obligations of the Sellers. The obligations of each of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser and the Company (to the extent made to Sellers) contained in this Agreement (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as of the date hereof and as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as of the date hereof and as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all respects as so qualified as of such other date, (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects and (iii) the Sellers shall have received a certificate of the Purchaser signed by a duly authorized officer thereof, dated as of the Closing Date, certifying the matters set forth in clauses (i) and (ii) above;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions, nor shall any Action brought by or on behalf of any Governmental Authority be pending which would reasonably be expected to have such effect;

(c) FTC Order. The thirty (30) day notification period pursuant to the FTC Order shall have expired or have been waived;

(d) Consent Solicitation. The Company shall have obtained all necessary consents contemplated for the Consent Solicitation or the Backstop Debt Financing shall have been provided pursuant to the Backstop Debt Financing Commitment (as amended to the extent permitted by Section 6.03(b)) on terms consistent with the terms thereof; and

(e) Closing Deliverables. The Purchaser shall have delivered each of the items required to be delivered by it under Section 2.05.

SECTION 8.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers and the Company contained in this Agreement (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as of the Closing, and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as of the Closing (except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all respects as so qualified as of such other date), (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects and (iii) the Purchaser shall have received a certificate from MSCPV on behalf of the Sellers, dated as of the Closing Date, certifying the matters set forth in clauses (i) and (ii) above;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions, nor shall any Action brought by or on behalf of any Governmental Authority be pending which would reasonably be expected to have such effect;

(c) FTC Order. The thirty (30) day notification period pursuant to the FTC Order shall have expired or have been waived;

(d) Closing Deliverables. The Sellers shall have delivered or caused to be delivered each of the items required to be delivered by them under Section 2.04;

(e) Consent Solicitation. The Company shall have obtained all necessary consents contemplated for the Consent Solicitation or the Backstop Debt Financing shall have been provided pursuant to the Backstop Debt Financing Commitment (as amended to the extent permitted by Section 6.03(b)) on terms consistent with the terms thereof;

(f) No Third Party Claim. No claim shall have been made or threatened by any Person that such Person has any ownership or other interest in any of the Shares being sold under this Agreement, or is entitled to any portion of the Purchase Price, other than Sellers;

(g) No Material Adverse Effect. Since December 29, 2012, there shall not have been a Material Adverse Effect; and

(h) Loan Financing. The Purchaser shall have obtained the Loan Financing pursuant to the Loan Financing Documentation (as amended to the extent permitted by Section 6.03(b)).

ARTICLE IX

TERMINATION

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Sellers or the Purchaser if the Closing shall not have occurred by December 30, 2013 or a later date as may be mutually agreed in writing by the Parties (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date;

(b) by either the Sellers or the Purchaser in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable;

(c) by the Sellers, if a breach of any representation or warranty of the Purchaser or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the date on which the Closing should have occurred, cause the condition set forth in Section 8.01(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within twenty (20) days (but not later than the Termination Date) of receipt of written notice by the Sellers to the Purchaser of such breach or failure; provided that the Sellers are not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.02 not to be satisfied;

(d) by the Purchaser, if a breach of any representation or warranty of the Sellers or the Company or a failure to perform any covenant or agreement on the part of the Sellers or the Company set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the date on which the Closing should have occurred, cause the condition set forth in Section 8.02(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within twenty (20) days (but not later than the Termination Date) of receipt of written notice by the Purchaser to the Sellers of such breach or failure; provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 not to be satisfied; or

(e) by the mutual written consent of the Sellers and the Purchaser.

SECTION 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party except that (a) this Section 9.02 and Article X shall survive any termination and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Expenses. Except as otherwise specified in this Agreement and as set forth on Schedule 10.01, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, when delivery is guaranteed by an internationally recognized overnight courier service, by facsimile (confirmed electronically or telephonically from the receiving facsimile machine) or within three (3) Business Days by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02), if the delivery deadline date for any item under this Agreement is a day that is not a Business Day, the applicable delivery deadline date for such item shall be the immediately following Business Day:

(a) if to the Sellers, to MSCPV:

Morgan Stanley Capital Partners V U.S. Holdco, LLC

1585 Broadway, Floor 29

New York, NY 10036

Facsimile: (212) 507-2999

Attention: Eric Kanter

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile: (212) 848-7179

Attention: Robert M. Katz

(b) if to the Purchaser:

Tops MBO Corporation

P.O. Box 1027

Buffalo, NY 14240-1027

Facsimile: (716) 635-5909

Attention:  Francis Curci, President and CEO

and Lynne Burgess

with a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street

Buffalo, NY 14202

Facsimile: (716) 849-0349

Attention: John J. Zak

(c) if to the Company:

Tops Holding II Corporation

P.O. Box 1027

Buffalo, NY 14240-1027

Facsimile: (716) 635-5909

Attention: Lynne Burgess

with a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street

Buffalo, NY 14202

Facsimile: (716) 849-0349

Attention: John J. Zak

SECTION 10.03 Public Announcements. None of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05 Entire Agreement. This Agreement and the other agreements entered into on or after the date hereof or pursuant to this Agreement, in each case, in connection with the transactions contemplated hereby and thereby constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 10.06 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser), as the case may be, and any such purported assignment shall be void; provided that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, (ii) assign any or all of its rights and interests hereunder to its lenders as collateral security and (iii) assign any or all of its rights, interests or obligations hereunder to an acquirer of all or substantially all of the assets of the Purchaser or the Company; provided, however, that, in the case of clause (i), (ii) or (iii), the Purchaser shall remain responsible for the performance of its obligations hereunder.

SECTION 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, MSCPV on behalf of the Sellers and the Purchaser that expressly references the Section(s) of this Agreement to be amended or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08 Waiver. (a) The Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Sellers, the Company and its Subsidiaries (for periods prior to the Closing), (ii) waive any inaccuracies in the representations and warranties of the Sellers contained herein or in any document delivered by such Party pursuant hereto or (iii) waive compliance with any of the agreements of the Sellers or conditions to such Party’s obligations contained herein and (b) the Sellers may (i) extend the time for the performance of any of the obligations or other acts of the Purchaser, the Company and its Subsidiaries (for periods after the Closing), (ii) waive any inaccuracies in the representations and warranties of the Purchaser contained herein or in any document delivered by the Purchaser pursuant hereto or (iii) waive compliance with any of the agreements of the Purchaser or conditions to the Purchaser’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 10.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided that, the Backstop Debt Financing Lenders and their Affiliates, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Backstop Debt Financing Affiliates”) shall be express third party beneficiaries of Sections 10.11 and 10.12, hereof, and each such Backstop Debt Financing Lender and Backstop Debt Financing Affiliate may enforce such provisions.

SECTION 10.10 Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which the Parties may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement (including the obligations to draw funds under the Loan Financing Documentation and the Equity Commitment Letter, and to consummate the transactions contemplated by this Agreement) by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

SECTION 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware; provided, further, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court sitting in Wilmington, Delaware. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either Party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. The Parties hereby agree that the mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 10.02, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Backstop Debt Financing Lenders or the Backstop Debt Financing Affiliates in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Backstop Debt Financing Lenders, the Backstop Debt Financing Affiliates, the Backstop Debt Commitment (including the transactions contemplated therein) or the performance thereof or the Backstop Debt Financing, in any forum other than the Supreme Court of the State of New York, Borough of Manhatten, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

SECTION 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY CLAIMS ALLEGED AGAINST THE BACKSTOP DEBT FINANCING LENDERS OR THE BACKSTOP DEBT FINANCING AFFILIATES IN CONNECTION WITH THE BACKSTOP DEBT FINANCING COMMITMENT OR THE BACKSTOP DEBT FINANCING). EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by scanned or facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 10.14 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof to the Party making such payment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MORGAN STANLEY CAPITAL PARTNERS V U.S. HOLDCO LLC

By:	Morgan Stanley Capital Partners V Cayman L.P., its managing member

By:	MS Capital Partners V GP L.P., its general partner

By:	MSCP V GP Inc., its general partner

By:	/s/ Gary Matthews
Name: Gary Matthews
Title: Managing Director

HSBC EQUITY PARTNERS USA, L.P.

By:	HSBC Equity Investors USA, L.P., as its General Partner

By:	HSBC Equity GP, LLC, as its General Partner

By:	HSBC Capital (USA) Inc., its Sole Member

By:	Graycliff Partners LP, as Attorney-in-Fact for HSBC Capital (USA) Inc.

By:	/s/ Andrew Trigg
Name: Andrew Trigg
Title: Managing Director

HSBC PRIVATE EQUITY PARTNERS II USA, L.P.

By:	HSBC Private Equity Investors II L.P., as its General Partner

By:	HSBC PEP II GP LLC, as its General Partner

By:	HSBC Capital (USA) Inc., its Sole Member

By:	Graycliff Partners LP, as Attorney-in-Fact for HSBC Capital (USA) Inc.

By:	/s/ Andrew Trigg
Name: Andrew Trigg
Title: Managing Director

TURBIC INC.

By:	/s/ Joseph Lewis
Name: Joseph Lewis
Title: Authorized Signatory

BEGAIN COMPANY LIMITED

By:	/s/ Ingrid Kwok
Name: Ingrid Kwok
Title: Director

GREG JOSEFOWICZ

/s/ Greg Josefowicz

STACEY RAUCH

/s/ Stacey Rauch

TOPS MBO CORPORATION

By:	/s/ Francis Curci
Francis Curci, President and Chief Executive Officer

TOPS HOLDING II CORPORATION

By:	/s/ Francis Curci
Name:
Title:

Annex I

List of Sellers and Share Information

Seller	Owned Purchaser Share Amount	Owned Company Share Amount	Purchaser Acquired Shares	Company Acquired Shares	Total Shares Owned
Morgan Stanley Capital Partners V U.S. Holdco LLC	$11,890,358.60	$3,051,090.03	82,501	21,170	103,671
HSBC Equity Partners USA, L.P.	$2,640,049.06	$677,524.01	18,318	4,701	23,019
HSBC Private Equity Partners II USA, L.P.	$664,111.20	$170,507.43	4,608	1,183	5,791
Turbic Inc.	$830,300.67	$213,019.56	5,761	1,478	7,239
Begain Company Limited	$513,503.96	$131,729.19	3,563	914	4,477
Greg Josefowicz	$33,000.09	$8,510.77	229	59	288
Stacey Rauch	$28,682.13	$7,342.62	199	51	250

Exhibit A

Contribution and Purchase Agreement

CONTRIBUTION AND SHARE PURCHASE AGREEMENT

THIS CONTRIBUTION AND SHARE PURCHASE AGREEMENT, dated as of November 13, 2013, is by and among JOHN (“JACK”) BARRETT, LYNNE BURGESS, FRANCIS (“FRANK”) CURCI, KEVIN DARRINGTON, WILLIAM (“RICK”) MILLS, and JOHN PERSONS, with each of them acting individually, and not jointly and severally (each a “Shareholder” and collectively the “Shareholders”), and TOPS MBO CORPORATION, a Delaware corporation (the “Company”).

BACKGROUND

A.	Tops Holding II Corporation, a Delaware corporation (“Holding”), has 156,116 shares of common stock issued and outstanding (collectively, the “Holding Shares” or individually a “Holding Share”).

B.	Tops Holding LLC, a Delaware limited liability company (“Opco”), and Tops Markets, LLC, a Delaware limited liability company (“Markets”), are wholly-owned subsidiaries of Holding.

C.	Each Shareholder owns the number of Holding Shares set forth in Exhibit 1 attached hereto.

D.	The Company desires to acquire from the Shareholders their respective Holding Shares by virtue of the Exchange (as defined below).

E.	Each Shareholder desires to contribute substantially all of such Shareholder’s Holding Shares to the Company in exchange for newly issued shares of common stock of the Company.

F.	Each Shareholder shall retain and individually hold one Holding Share (each a “Retained Holding Share” and collectively the “Retained Holding Shares”) and the Retained Holding Shares are not listed in Exhibit 1 and shall not be part of the Exchange (as defined below).

G.	Each Shareholder desires to subscribe for and purchase newly issued shares of common stock of the Company as set forth Exhibit 2 attached hereto.

H.	The Company also desires, subject to the closing under this Agreement, to acquire by virtue of a share exchange additional outstanding shares of Holding from certain other management shareholders pursuant to the terms of a Contribution Agreement, dated of even date with this Agreement.

I.	The Company also desires, subject to the closing under this Agreement, to acquire the balance of the outstanding shares of Holding (exclusive of the Retained Holding Shares) from certain other Holding shareholders pursuant to the terms of a Purchase and Sale Agreement, dated of even date with this Agreement, among the Company, Holding and those shareholders of Holding a party thereto, a copy of which agreement is attached hereto as Exhibit 3 (the “Sponsor Purchase Agreement”)

J.	At the closing under this Agreement, the Company and the Shareholders shall enter into a Shareholders’ Agreement in such form as the Company may require (the “Shareholders’ Agreement”).

K.	Any term capitalized but undefined in this Agreement shall have the meaning given to such term in the Sponsor Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained the parties agree as follows:

ARTICLE 1

CONTRIBUTION AND EXCHANGE OF SHARES

1.1 Contribution. Subject to the satisfaction or waiver of the conditions set forth in Article 3, each Shareholder hereby agrees to contribute to the Company, on the terms and conditions stated herein, the number of Holding Shares set forth after such Shareholder’s name in Exhibit 1 (the “Contributed Shares”) in exchange for the shares of common stock of the Company (“Exchange Shares”) set forth in Section 1.2(a) on the Closing Date (such contribution and exchange together, the “Exchange”).

1.2 Consideration. Subject to the conditions set forth in Article 3, the Company agrees that:

(a) each Shareholder will be issued, in exchange for such Shareholder’s Contributed Shares, the total number of Exchange Shares set forth after such Shareholder’s name in Exhibit 1; and

(b) the Exchange Shares shall be issued to each contributing Shareholder on the Closing Date.

1.3 Section 351(a). The Company and the Shareholders shall consummate the Exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). No party hereto shall take or omit to take any action, or permit any of its affiliates to take or omit to take any action, that would affect adversely or that would be reasonably likely to affect adversely the qualification of the Exchange as a tax-free transaction described in Code Section 351(a). Each party hereto shall treat the Exchange for all tax purposes as a tax-free transaction described in Code Section 351(a).

ARTICLE 2

PURCHASE OF SHARES

2.1 Purchase. Subject to the satisfaction or waiver of the conditions set forth in Article 3, each Shareholder hereby subscribes for and agrees to purchase the number of newly issued shares of common stock of the Company set forth after such Shareholder’s name in Exhibit 2 (the “Primary Shares”) on the terms and conditions stated in this Agreement.

2.2 Consideration. The purchase price for the Primary Shares shall be $37.07 per share (with the aggregate purchase price for each Shareholder set forth after such Shareholder’s name on Exhibit 2).

2.3 Completion. The purchase of the Primary Shares shall take place immediately following the Exchange on the Closing Date. The purchase price for the Primary Shares shall be paid by wire transfer of immediately available funds, or other manner acceptable to the Company, on the Closing Date, and the Primary Shares shall be issued at the Closing.

ARTICLE 3

CLOSING

3.1 Closing. Each Shareholder and the Company will use their reasonable best efforts to consummate the transactions contemplated by this Agreement (the “Closing”) on a date that is as soon as practicable after the conditions to Closing set forth in this Article 3 have been satisfied or waived (the “Closing Date”).

3.2 Compliance with Law. The transfer of the Contributed Shares and the issuance of the Exchange Shares and the Primary Shares shall be made in compliance with all applicable laws.

3.3 Loan Financing. Each Shareholder agrees to take all actions required to be taken by such Shareholder as a condition to the funding of the Loan Financing, including execution and delivery of any personal guaranty required under the terms of the Loan Financing Documentation.

3.4 Deliveries at the Closing. Upon the Closing:

(a) Each Shareholder will deliver to the Company an assignment/stock power transferring to the Company such Shareholder’s Contributed Shares.

(b) The Company will deliver to each Shareholder a share certificate representing such Shareholder’s Exchange Shares.

(c) The Company will deliver to each Shareholder a share certificate representing such Shareholder’s Primary Shares.

(d) The Company and each Shareholder will execute and deliver the Shareholders’ Agreement.

3.5 Conditions to Closing. The Shareholders’ and the Company’s obligations under this Agreement are subject to the following conditions precedent:

(a) The Sponsor Purchase Agreement shall be in full force and effect, each of the conditions to the Company’s obligations to consummate the transactions contemplated by the Sponsor Purchase Agreement shall have been satisfied or waived, and the closing under the Sponsor Purchase Agreement shall be contemporaneously consummated;

(b) The Loan Financing shall have been funded on substantially the terms provided in the Loan Financing Documentation;

(c) Each Shareholder shall have paid the Company the purchase price for such Shareholder’s Primary Shares.

(d) No claim shall have been made or threatened by any Person that such Person has any ownership or other interest in any of the Shares being sold under the Sponsor Purchase Agreement, or is entitled to any portion of the Purchase Price thereunder, other than the Sellers under the Sponsor Purchase Agreement; and

(e) No Shareholder shall have died or become permanently disabled.

ARTICLE 4

MAJORITY PURCHASE

4.1 Sponsor Purchase Agreement. Upon the Closing, the Company will purchase the Purchaser Acquired Shares pursuant to the terms and conditions set forth in the Sponsor Purchase Agreement (the “Sponsor Purchase”).

4.2 Waiver. Each Shareholder hereby waives any and all rights that such Shareholder may have under the Shareholders’ Agreement, dated as of May 15, 2013, among Holding and those stockholders of Holding identified therein (the “Existing Stockholders’ Agreement”) including, without limitation, any right to require that such Shareholder’s Holding Shares be purchased in conjunction with the Sponsor Purchase.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

5.1 Shareholders. Each Shareholder represents and warrants to the other parties that each and every of the following is true, accurate and complete as at the date hereof and as at the Closing Date:

(a) This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms except insofar as enforceability may be limited by applicable bankruptcy or insolvency laws.

(b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance by such Shareholder with the provisions of this Agreement will not, conflict with, or result in any violation on the part of such Shareholder of any other agreement to which such Shareholder is a party of any law or regulation applicable to such Shareholder.

5.2 Contributed Shares. Such Shareholder represents that he or she holds good and valid title to such Shareholder’s Contributed Shares and that they are not encumbered by any charge, pledge or other security interest.

5.3 Investment. Each Shareholder hereby severally represents and warrants to the Company with respect to the Exchange and the purchase of Primary Shares as follows:

(a) The Shareholder has been provided by the Company with, or has access to, the following documents: (i) the Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) the Shareholders’ Agreement (items (i), (ii) and (iii) above being the “Organizational Documents”), (iv) the audited financial statements for Holding for the fiscal year ending December 29, 2012, (v) the unaudited financial statements for Holding for the forty-week period ended October 5, 2013 (items (iv) and (v) above being the “Financial Statements”), (vi) the HoldCo Notes Indenture, (vii) the OpCo Notes Indenture, (h) the Financing Commitments, (viii) the Sponsor Purchase Agreement, (ix) a spreadsheet prepared by OpCo’s CFO showing the sources and uses of funds relating to the Sponsor Purchase and the transactions related thereto, and (x) the Loan Financing Documentation (items (i) – (x) being the “Company Documents”).

(b) Except for the Company Documents, the Shareholder has not been given any offering documents relating to the Exchange or the Primary Shares.

(c) The Shareholder has been furnished all materials relating to the Company, Holding, Opco and Markets, and their business and financial condition that have been requested by the Shareholder, and has been afforded the opportunity to ask all questions and has received all answers concerning such materials and the Company Documents and the transactions contemplated hereby and thereby (collectively the “Relevant Information”).

(d) The Company has answered all inquiries that such Shareholder and such Shareholder’s representative(s), if any, have made of the Company concerning the Relevant Information. No oral or written statement, inducement or assurance that is contrary to the information set forth in the Company Documents has been made by or on behalf of the Company to the Shareholder.

(e) The Shareholder has received, reviewed and fully understands the Company Documents.

(f) The Shareholder understands that the Company was recently organized and has no financial or operating history and that an investment in the Company involves significant risks.

(g) The Shareholder is an “accredited investor” (as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission), and, as such, satisfies one or more of the categories of the definition of “accredited investor” set forth in Exhibit 4 attached hereto. To the extent necessary, the Shareholder has retained, at such Shareholder’s own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and ownership of the Exchange Shares and Primary Shares and, either alone or with such professional advisors, has the knowledge and experience in financial and business matters such that he or she is capable of evaluating the risks and merits of the investment in the Exchange Shares and the Primary Shares.

(h) The Shareholder (i) has adequate means of providing for such Shareholder’s current needs and possible personal contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear completely all of the economic risks of the investment in the Exchange Shares and the Primary Shares, and (iv) can afford a complete loss of such investment.

(i) The Exchange Shares and Primary Shares are being acquired solely by and for the Shareholder for investment and not as a nominee or agent for the benefit of any other person, and the Shareholder has no current intention to, and will not, distribute, resell or assign the Exchange Shares or the Primary Shares, other than in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations promulgated thereunder and any other applicable laws including, without limitation, state securities laws.

(j) The Shareholder understands and acknowledges that (i) there is no right to demand any dividend or distribution from the Company, (ii) there is not, and it is not likely that there will be, a public or other market for any shares of the Company, (iii) the Exchange Shares and Primary Shares have not been and will not be registered under the Securities Act, (iv) the sale of such shares is being made in reliance on the exemption for non-public offerings provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, (v) the Exchange Shares and the Primary Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (vi) the Company is under no obligation to register any of the shares or to assist such Shareholder in complying with any exemption from registration, and (vii) the Exchange Shares and Primary Shares may not be sold under Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act unless all of the conditions of that Rule are met.

(k) The Shareholder understands that no Federal or State agency has passed upon the Exchange Shares or the Primary Shares, or made any finding or determination as to the fairness of the investment or any recommendation or endorsement thereof. The Shareholder understands that the Company has not filed any prospectus or private offering memorandum or the Company Documentation with any state securities administrators because of representations made by the Company as to the private or limited nature of the offering.

(l) The Shareholder, in making such Shareholder’s investment, has relied only on (i) such Shareholder’s own knowledge of Holding, Opco and Markets as an officer and/or director thereof, (ii) the Company Documents, and (iii) the Relevant Information, and not on any information, representation or warranty made by any person in any other document or otherwise communicated, whether verbally or in writing. None of the Company, Holding, Opco or Markets nor their respective management, affiliates or advisors has made or is making any recommendation as to the investment contemplated by this Agreement.

(m) The Shareholder is a citizen of the United States of America, is at least 21 years of age, and has the legal capacity to execute, deliver, and perform this Agreement.

(n) All information that the Shareholder has provided to the Company concerning such Shareholder, his or her financial position, and his or her knowledge of financial and business matters, including all information contained herein, is true and complete as of the date of this Agreement, and if there is any adverse change in such information before this Agreement is executed by the Company, such Shareholder will provide such information to the Company.

(o) The Shareholder certifies, under penalties of perjury, that the Shareholder is not subject to backup withholding either because the Shareholder has not been notified that such Shareholder is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified such Shareholder that such Shareholder is no longer subject to backup withholding.

(p) Legends. It is understood that the certificates evidencing the Exchange Shares and the Primary Shares shall bear the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THESE SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS’ AGREEMENT DATED AS OF [            ], 2013, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE SECRETARY OF THE CORPORATION OR ANY SUCCESSOR THERETO.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Shareholders that each and every of the following is true, accurate and complete as at the date hereof and as at the Closing Date:

6.1 Due Incorporation and Authorization. The Company is duly organized, validly existing and in good standing under the laws of Delaware. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of any other agreement to which the Company is a party, any law or regulation applicable to the Company or any judgment, decree or order binding on the Company.

6.2 Company Stock. The Exchange Shares and the Primary Shares, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and free of any restrictions on transfer whatsoever other than restrictions on transfer under this Agreement or as stated in Section 5.3 above and applicable state and federal securities laws and will not be encumbered by any charge, pledge or other security interest.

6.3 Litigation. No action, suit, claim or proceeding by or before any federal, state or local court, government agency, commission or administrative or regulatory authority is pending or is threatened in writing which (a) seeks to restrain, prevent, or materially delay or restructure the transactions contemplated by the Agreement and the other agreements and documents to be executed in connection therewith, (b) seeks to obtain any material damages in respect of a claim in connection with the transactions contemplated by the Agreement and the other agreements and documents to be executed in connection therewith, or (c) otherwise questions the validity or legality of any of the transactions contemplated by the Agreement and the other agreements and documents to be executed in connection therewith.

6.4 Company Disclosure. No representation or warranty by the Company in this Agreement or any of the other agreements and documents to be executed in connection therewith, when taken together with the statements made in the Company Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make a statement contained herein or therein not misleading, or that requires the making of any addition or changes herein or therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 7

MISCELLANEOUS

7.1 Termination. The obligations of the Shareholders under this Agreement shall terminate automatically and immediately upon the earlier of: (a) the termination of the Sponsor Purchase Agreement in accordance with its terms, (b) the occurrence of the closing under the Sponsor Purchase Agreement, or (c) the Sellers or their Affiliates asserting a claim against the Company or any Shareholder arising out of the Sponsor Purchase Agreement or the transactions contemplated thereby.

7.2 Binding Effect; Assignability; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

7.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such email is requested and received) and shall be given, if to the Company, to:

Tops MBO Corporation

P.O. Box 1027

Buffalo, New York 14240

Attention: Frank Curci and Lynne Burgess

Facsimile No.: (716) 635-5102

E-mail: fcurci@topsmarkets.com and lburgess@topsmarkets.com

with a copy to (which will not constitute notice):

Hodgson Russ LLP

140 Pearl Street

Suite 100

Buffalo, New York 14202

Attention: John J. Zak

Facsimile No.: (716) 849-0349

E-mail: jzak@hodgsonruss.com

if to a Shareholder, to such Shareholder’s mailing address and/or facsimile number as set forth on such Shareholder’s signature page to this Agreement.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

7.4 Waiver; Amendment. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and all of the Shareholders.

7.5 Fees and Expenses. The Company shall pay all reasonable out-of-pocket costs and expenses of all of the Shareholders, including the reasonable fees and expenses of counsel, incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof.

7.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

7.7 Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Western District of New York or any New York State court sitting in Erie County, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

7.8 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.9 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

7.10 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executed signature pages delivered by facsimile or email will be treated in all respects as original signature pages. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. In no event may this Agreement be enforced by any Person not a party hereto.

7.11 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties with respect such subject matter (including, for the avoidance of doubt, the Existing Stockholders’ Agreement).

7.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Contribution and Share Purchase Agreement as of the day and year first above written.

TOPS MBO CORPORATION

By:	/s/ Francis Curci
Name:	Francis Curci
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CONTRIBUTION AND SHARE

PURCHASE AGREEMENT]

/s/ Francis Curci
Francis (“Frank”) Curci

[SIGNATURE PAGE TO CONTRIBUTION AND SHARE

PURCHASE AGREEMENT CONTINUED]

/s/ John Barrett
John (“Jack”) Barrett

[SIGNATURE PAGE TO CONTRIBUTION AND SHARE

PURCHASE AGREEMENT CONTINUED]

/s/ Lynne Burgess
Lynne Burgess

[SIGNATURE PAGE TO CONTRIBUTION AND SHARE

PURCHASE AGREEMENT CONTINUED]

/s/ Kevin Darrington
Kevin Darrington

[SIGNATURE PAGE TO CONTRIBUTION AND SHARE

PURCHASE AGREEMENT CONTINUED]

/s/ William Mills
William (“Rick”) Mills

[SIGNATURE PAGE TO CONTRIBUTION AND SHARE

PURCHASE AGREEMENT CONTINUED]

/s/ John Persons
John Persons

[SIGNATURE PAGE TO CONTRIBUTION AND SHARE

PURCHASE AGREEMENT CONTINUED]

Exhibit 1

Shareholder	Holding Shares Owned and to be Contributed	Exchange Shares to be Issued in the Exchange
Jack Barrett	497	497
Lynne Burgess	554	554
Francis Curci	4,285	4,285
Kevin Darrington	2,120	2,120
William Mills	999	999
John Persons	1,479	1,479

Exhibit 2

Shareholder	Shares of Company to be Purchased	Aggregate Purchase Price
Jack Barrett	6,743	$250,000
Lynne Burgess	1,349	$50,000
Francis Curci	55,296	$2,050,000
Kevin Darrington	20,230	$750,000
William Mills	16,184	$600,000
John Persons	16,184	$600,000

Total:	115,986	$4,300,000

Exhibit 3

Copy of Sponsor Purchase Agreement

See attached

Exhibit 4

Accredited Investor

1.	A bank as defined in Section 3(a)(2) of the Securities Act whether acting in its individual or fiduciary capacity; or

2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; or

3.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; or

4.	An insurance company as defined in Section 2(1) of the Securities Act; or

5.	An investment company registered under the Investment Company Act of 1940; or

6.	An business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

7.	A small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

8.	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of United States dollars (“USD.”) $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors; or

9.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

10.	An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of USD. $5,000,000; or

11.	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of USD. $5,000,000; or

12.	A director, executive officer or general partner of the Company; or

13.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds USD. $1,000,000 (less the net value of the individual’s primary residence); or

14.	A natural person who had an individual income in excess of USD. $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of USD. $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

15.	A trust, with total assets in excess of USD. $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Securities and Exchange Commission Rule 506(b)(2)(ii); or

16.	An entity in which all of the equity owners meet one or more of the categories set forth above.

Exhibit B

Form of Share Transfer Document

STOCK POWER

FOR VALUE RECEIVED, [SELLER], a [—], does hereby sell, assign and transfer unto                              [—] shares (the “Shares”) of Common Stock, par value $0.001 per share, of Tops Holding II Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), standing in the name of the undersigned on the books of the Company represented by Certificate No. [—], duly endorsed by an authorized representative of the Company, and does hereby irrevocably constitute and appoint                              attorney to transfer the Shares on the books of the Company, with full power of substitution in the premises.

Dated:	, 2013

[SELLER]

By:
Name: Title:

Schedule 1.01(a)

Funded Indebtedness

Indebtedness relating to or arising under:

1.	The ABL Facility;

2.	The HoldCo Notes; and

3.	The OpCo Notes.

Schedule 2.02

Purchase Price

$20,859,729.32

Schedule 10.01

Payment of Certain Expenses

The Company shall be responsible for and shall pay all costs and expenses incurred by Purchaser and/or the Principal Management Holders in connection with this Agreement and the transactions contemplated by this Agreement.